Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

December 13, 2009

among

XTO ENERGY INC.,

EXXON MOBIL CORPORATION

and

EXXONMOBIL INVESTMENT CORPORATION

i

Section 11.08.	Jurisdiction	75
Section 11.09.	WAIVER OF JURY TRIAL	75
Section 11.10.	Counterparts; Effectiveness	76
Section 11.11.	Entire Agreement	76
Section 11.12.	Severability	76
Section 11.13.	Specific Performance	76

Exhibit A	Parent Representation Letter
Exhibit B	Company Representation Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 13, 2009 among XTO Energy Inc., a Delaware corporation (the “Company”), Exxon Mobil Corporation, a New Jersey corporation (“Parent”), and ExxonMobil Investment Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Subsidiary, has agreed to approve and adopt this Agreement and the Merger by unanimous written consent in accordance with the requirements of Delaware Law as provided for herein and shall approve and adopt this Agreement and the Merger immediately after the execution of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than 30% of the consolidated assets of the Company and its Subsidiaries or more than 30% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning more than 30% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company.

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors of the Company to make, or any withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation or (ii) the Company or its Board of Directors recommending an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of any of Parent or any of its Affiliates (other than the Company and its Subsidiaries) and (ii) none of Parent or any of its Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Benefit Plan” means (A) each material “employee benefit plan,” as defined in Section 3(3) of ERISA, (B) each employment, consulting, severance or similar contract, plan, arrangement or policy and (C) each other plan, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the unaudited consolidated interim balance sheet of the Company as of September 30, 2009 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means September 30, 2009.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (A) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (B) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect), changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), (C) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect), any change in Applicable Law or the interpretation thereof or GAAP or the interpretation thereof, (D) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (E) acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (F) any failure by the Company or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) any change in the price of the Company Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Stock) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement; except to the extent such effects in the cases of clauses (A), (B), (C) and (E) above materially and disproportionately effect the Company and its Subsidiaries relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2009.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority, relating to the protection of human health, the environment or to pollutants, contaminants or hazardous or toxic substances, materials or wastes.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Hazardous Substance” means any substance defined as or regulated as a “pollutant,” a “contaminant,” a “hazardous substance,” a “hazardous material,” a “toxic chemical” or a “hazardous waste” under any Environmental Law or any substance that has the characteristics of being a toxic, hazardous, radioactive, ignitable, corrosive or reactive substance, waste or material, as defined by or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) in any jurisdiction, any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter after reasonable inquiry and (ii) with respect to Parent or Merger Subsidiary, the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Balance Sheet” means the unaudited consolidated interim balance sheet of Parent as of September 30, 2009 and the footnotes therein set forth in the Parent 10-Q.

“Parent Balance Sheet Date” means September 30, 2009.

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (A) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (B) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Parent Material Adverse Effect), changes or conditions generally affecting the oil and gas industry or industries (including changes in oil, gas or other commodity prices), (C) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Parent Material Adverse Effect), any change in Applicable Law or the interpretation thereof or GAAP or the interpretation thereof, (D) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (E) acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (F) any failure by Parent or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (G) any change in the price of the Parent Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Company Stock) that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) and (H)

compliance with the terms of, or the taking of any action required by, this Agreement; except to the extent such effects in the cases of clauses (A), (B), (C) and (E) above materially and disproportionately effect Parent and its Subsidiaries relative to other participants in the industry or industries in which Parent and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Stock” means the common stock, without par value, of Parent.

“Parent 10-Q” means Parent’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2009.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Applicable Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon or the value of such real property, (iv) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (v) in the case of oil and gas leases, the lessor’s Production Burdens and (vi) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted or the value of such assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Representation Letters” means the letters delivered to Davis Polk & Wardwell LLP, tax counsel to Parent, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, pursuant to Section 8.06(b), substantially in the form of Exhibits A and B hereto, which shall contain customary representations of Parent or the Company, respectively, dated as of the Closing Date and signed by an officer of Parent or the Company, respectively, in each case as shall be reasonably necessary or appropriate to enable Davis Polk & Wardwell LLP and Skadden, Arps, Slate, Meagher & Flom LLP to render the opinions described in Sections 9.02(d) and 9.03(b) hereof, respectively.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Treasury Regulations” means the regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	4.23
Adjusted Option	2.04(a)
Agreement	Preamble
Certificates	2.03(a)
Closing	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Payment Event	11.04(b)
Company Plans	4.20(a)
Company Reserve Report	4.15
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stock Award	2.04(b)
Company Stock Option	2.04(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company Warrant	2.05
Confidentiality Agreement	6.03(b)(i)
Continuing Employees	7.07(a)
Continuing Employee Plans	5.18
Converted Warrant	2.05
Covered Individual	6.01(o)
Derivative	4.16
Director Option	4.05(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
FERC	4.14
Filed Company SEC Documents	4.01
Filed Parent SEC Documents	5.01
good and defensible title	4.17(b)
Hydrocarbons	4.15
Indemnified Person	7.05(a)
internal controls	4.07(f)
Lease	4.17(d)
Intervening Event	6.03(b)
Material Contract	4.22(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
New Hire	6.01(o)

Term	Section
NYSE	4.03
Oil and Gas Interests	4.15
Parent	Preamble
Parent Plans	5.18
Parent SEC Documents	5.07(a)
Parent Securities	5.05(b)
Parent Subsidiary Securities	5.06(b)
Per Share Consideration	2.02(a)
Production Burdens	4.17(c)
Proxy Statement	4.09
Registration Statement	4.09
Report Preparer	4.15
Representatives	6.03
Significant Subsidiary	5.06(a)
Stock Vesting Targets	2.04(b)
Superior Proposal	6.03(e)
Surviving Corporation	2.01(a)
Taxing Authority	1.01(a)
368 Reorganization	4.23
Uncertificated Shares	2.03(a)
WARN	4.20(l)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall not affect in any way the meaning, construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in Articles 3 and 4 of this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, as of such date). References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such material amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

(b) The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of Company Stock or any holder of shares of common stock of Merger Subsidiary:

(a) Except as otherwise provided in Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time (other than any shares of Company Stock relating to each restricted stock award or performance share award outstanding under the Company’s equity compensation plans immediately prior to the Effective Time) shall be converted into the right to receive 0.7098 shares of Parent Stock (the “Per Share Consideration” and, together with the cash in lieu of fractional shares of Parent Stock as specified below, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be issued or paid in accordance with Section 2.03, without interest.

(b) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of holders of shares of Company Stock, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, any dividends or distributions to which such holder is entitled pursuant to Section 2.03(f) of this Agreement. Promptly after the Effective Time, and in any event no later than the 10th Business Day following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal and instructions reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration deposited with or otherwise made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock nine months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for, and Parent shall remain liable for, payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock in connection with the Merger, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04. Equity-Based Awards. (a) Except as set forth in Section 2.04(a) of the Company Disclosure Letter, the terms of each outstanding option to purchase shares of Company Stock under any equity compensation plan of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Per Share Consideration, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Parent Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Per Share Consideration, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of a Company Stock Option in accordance with the preceding provisions of this Section 2.04(a) would cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Company Stock Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner that would not cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A. Except as set forth in Section 2.04(a) of the Company Disclosure Letter, no Company Stock Option shall be subject to accelerated vesting upon or in connection with the transactions contemplated herein.

(b) Each restricted stock award or performance share award outstanding immediately prior to the Effective Time under any equity compensation plan of the Company (each, a “Company Stock Award”) shall be adjusted as necessary to provide that, at the Effective Time, such Company Stock Award shall be converted into a restricted stock award or performance share award, as applicable, relating to the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock relating to such Company Stock Award immediately prior to the Effective Time multiplied by (ii) the Per Share Consideration, with any fractional shares rounded down to the next lower whole number of shares. Except as set forth in Section 2.04(b) of the Company Disclosure Letter, each converted Company Stock Award shall be subject to the same terms, conditions and restrictions as were applicable under such Company Stock Award immediately prior to the Effective Time. Notwithstanding the foregoing, any Company Stock Award vesting condition contingent on the achievement of specified Company stock targets (“Stock Vesting Targets”) shall be adjusted so that each Stock Vesting Target is equal to the quotient of: (A) the Stock Vesting Target divided by (B) the Per Share Consideration, with any fractional cents rounded up to the next higher number of whole cents. Except as set forth in Section 2.04(b) of the Company Disclosure Letter, no Company Stock Award shall be subject to accelerated vesting upon or in connection with the transactions contemplated herein.

(c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Company Stock Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as any such Company Stock Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall administer any equity compensation plan of the Company assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such equity compensation plan of the Company complied with such rule prior to the Merger.

(d) Prior to the Effective Time, the Company shall, with respect to stock option or compensation plans or arrangements, use its reasonable efforts to give effect to the transactions contemplated by this Section 2.04.

Section 2.05. Treatment of Company Warrants. At the Effective Time, each warrant to purchase shares of Company Stock (each, a “Company Warrant”), which is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Stock and shall be converted, at the Effective Time, into a right to acquire shares of Parent Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant or other related agreement or award pursuant to which such Company Warrant was granted. The number of shares of Parent Stock subject to each such Converted Warrant shall be equal to (a) the number of shares of Company Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by (b) the Per Share Consideration, with any fractional shares rounded down to the next lower whole number of shares, and such Converted Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Stock subject to such Converted Warrant immediately prior to the Effective Time divided by (ii) the Per Share Consideration, with any fractional cents rounded up to the next higher number of whole cents.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company or Parent shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of Company Warrants, stock options or other equity awards to purchase shares of Parent Stock or Company Stock or (b) the grant of stock based compensation to directors or employees of Parent or (other than any such grants not made in accordance with the terms of this Agreement) the Company under Parent’s or the Company’s, as applicable, stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted.

Section 2.07. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NYSE on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.08. Withholding. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. The Company shall, and shall cause its Affiliates to, assist Parent in making such deductions and withholding as reasonably requested by Parent. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate and any dividends or distributions with respect thereto pursuant to Section 2.03(f), as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is XTO Energy Inc.”, (b) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.05(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (a) as disclosed in the Company SEC Documents filed or furnished since January 1, 2009 but prior to the date hereof (and excluding any supplement, modification or amendment thereto made after the date hereof) (collectively, the “Filed Company SEC Documents”) or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the date hereof, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, as of the date of this Agreement, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.03(b), to recommend adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no authorizations, consents or approvals of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any other Competition Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities, takeover and “blue sky” laws, (d) compliance with any applicable requirements of the New York Stock Exchange (the “NYSE”) and (e) any authorizations, consents or approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), for such as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to consummate the Merger.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Stock and (ii) 25,000,000 shares of preferred stock, par value $0.01, of the Company (including 70,000 shares of Series A Junior Participating Preferred Stock). As of December 11, 2009, there were outstanding (A) 580,408,780 shares of Company Stock (including restricted shares and performance shares), (B) Company Stock Options to purchase an aggregate of 20,603,005 shares of Company Stock at a weighted-average exercise price of $37.00 per share of Company Stock (of which options to purchase an aggregate of 16,584,852 shares of Company Stock were exercisable), (C) Company Stock Options held by non-employee directors or former non-employee directors of the Company (each a “Director Option”) to purchase an aggregate of 608,053 shares of Company Stock at a weighted-average exercise price of $33.00 per share of Company Stock (of which options to purchase an aggregate of 608,053 shares of Company Stock were exercisable) and (D) Company Warrants to purchase 2,318,804 shares of Company Stock at an exercise price of $20.7766 per share of Company Stock. There are no shares of preferred stock (including any Series A Junior Participating Preferred Stock) outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company or any Company Securities.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05, as permitted under Section 6.01 and for changes since December 11, 2009 resulting from the exercise of Company Stock Options outstanding on such date and the vesting of restricted shares and performance shares outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. A complete and correct list of each outstanding Company Stock Option and Director Option as of December 11, 2009, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto has been made available to Parent. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06(a) of the Company Disclosure Letter.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, other than any such restriction imposed by Applicable Law). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Section 4.06(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Person other than a Subsidiary of the Company in which the Company owns, directly or indirectly, any capital stock, or other equity, voting or ownership interest, other than (i) ownership interests in gas plants and operational joint-ventures and co-operatives customary in connection with the operation of the Company and its Subsidiaries, (ii) publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person and (iii) securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan. All of the capital stock or other voting securities of, or ownership interests in, each entity set forth on Section 4.06(c) of the Company Disclosure Letter that are owned, directly or indirectly, by the Company, are owned by the Company or a Subsidiary of the Company free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, as they have been supplemented, modified or amended since the time of filing, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in the Company’s periodic and current reports under the 1934 Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(f) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. There has not been any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2008.

(g) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(h) The Company is in compliance with, and since January 1, 2008 has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Section 4.07(j) of the Company Disclosure Letter describes, and the Company has delivered to Parent, prior to the date hereof, copies of the material documentation creating or governing, material securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2008.

(k) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2009.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The information supplied by the Company in writing for inclusion or incorporation by reference in the registration statement of Parent on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement of the Company to be filed as part of the Registration Statement with the SEC in connection with the Merger and to be sent to the Company stockholders in connection with the Merger (the “Proxy Statement”), and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the 1934 Act. The Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Proxy Statement or any amendment or supplement thereto based upon information furnished by Parent or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would , individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and since January 1, 2008 has been in compliance with, and to the knowledge of the Company, it is not under pending investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, Applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin or materially alter or delay the Merger or any of the other transactions contemplated hereby.

Section 4.13. Litigation. There is no Action pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries or any of their respective properties, or any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator, that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.14. Regulatory Matters. Neither the Company nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. Except as set forth in Section 4.14 of the Company Disclosure Letter, all natural gas pipeline systems and related facilities constituting the Company’s and or any of its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

Section 4.15. Reserve Reports. The Company has delivered or made available to Parent true and correct copies of all reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing estimating the Company’s and its Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated Person, including those prepared by the engineering firm Miller and Lents, Ltd. (each, a “Report Preparer”), concerning the Oil and Gas Interests of the Company and the Company Subsidiaries as of December 31, 2008 (the “Company Reserve Reports”). Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, the factual, non-interpretative data provided by the Company to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report

Preparer’s estimates of the oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate, and the Company has no knowledge of any material errors in the assumptions and estimates provided by the Company to any Report Preparer in connection with their preparation of the Company Reserve Reports. To the knowledge of the Company, the estimates of proved oil and gas reserves provided by the Company to each Report Preparer in connection with the preparation of the Company Reserve Reports were, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), prepared in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Oil and Gas Interests” means direct and indirect interests in and rights with respect to crude oil, natural gas, natural gas liquids and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; Hydrocarbons or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, production sharing agreements, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. For purposes of this Agreement, “Hydrocarbons” means, with respect to any Person, crude oil, natural gas and natural gas liquids (including coalbed gas).

Section 4.16. Derivatives. The Company SEC Reports accurately summarize, in all material respects, the outstanding Derivative positions of the Company, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Derivative positions occurring in the ordinary course of business and in accordance with the Company’s policies and practices.

For purposes of this Agreement, a “Derivative” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

Section 4.17. Properties. (a) Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, all items of operating equipment owned or leased by the Company or any of the Company Subsidiaries with a fair market value in excess of $20 million as of the date of this Agreement (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in the ordinary course of business consistent with past practice in all material respects with the requirements of all applicable contracts, including sales contracts.

(b) Except (i) as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, and (ii) for goods and other property sold, used or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business, the Company and its Subsidiaries have good and defensible title for oil and gas purposes to (x) all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries and (y) all other real properties and assets set forth in Section 4.17(b) of the Company Disclosure Letter, free and clear of any Lien, except (A) Permitted Liens and (B) Production Burdens. For purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(c) Section 4.17(c)(i) of the Company Disclosure Letter sets forth, as of the date hereof, the Company’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) on an 8/8ths basis, sorted “by District” in the currently active wells of the Company and its Subsidiaries located in the United States. Section 4.17(c)(ii) of the Company Disclosure Letter sets forth the Company’s and its Subsidiaries’ average lessor royalty burden with respect to Leases entered into or renewed by the Company or any of its Subsidiaries since December 31, 2008 in each of the Company’s and its Subsidiaries’ shale plays and East Texas tight sands. “Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Authorities.

(d) Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in any Oil and Gas Interests or any other real property is valid and in full force and effect (subject to lease expirations in the ordinary course of business); (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease; and (iii) neither the Company nor any of its Subsidiaries has received notice from the other party to a Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Lease.

Section 4.18. Intellectual Property. Section 4.18 of the Company Disclosure Letter sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, except Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person in connection with the conduct of the business of the Company or its Subsidiaries; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Action with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of the Company or any of its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its

Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the Company’s knowledge, no such Trade Secrets have been disclosed to any third party other than pursuant to written confidentiality agreements; (vii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.19. Taxes. (a) (i) Each material income or material franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries has been filed when due (taking into account any applicable extensions of time) and is true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has timely paid or caused to be paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been filed;

(iii) the accruals and reserves with respect to Taxes as set forth on the Company Balance Sheet are adequate (as determined in accordance with GAAP);

(iv) adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Company Balance Sheet Date;

(v) there is no Action or audit pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and

(vi) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in the case of Taxes being contested in good faith, which have been disclosed on Section 4.19(a)(vi) of the Company Disclosure Letter) or for which adequate accruals or reserves have been established on the Company Balance Sheet.

(b) The material income and material franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment, after giving effect to extensions or waivers, has expired.

(c) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) (i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(e) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) No jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has asserted in writing that the Company or any of its Subsidiaries is or may be liable for a material Tax in that jurisdiction.

Section 4.20. Employees and Company Plans. (a) Section 4.20 of the Company Disclosure Letter contains a correct and complete list identifying each Benefit Plan which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Company Plans”). Copies of the Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished or made available to Parent together with, if applicable, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan subject to Title IV of ERISA.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. Each Company Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or other independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or other independent contractors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in participation or coverage under, a Company Plan which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2008.

(g) All contributions and payments accrued under each Company Plan, determined in accordance with current funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(h) There is no Action pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) No employee of the Company or any of its Subsidiaries is (i) employed outside of the United States by the Company or any of its Subsidiaries or (ii) entitled to receive any benefit or compensation under any Benefit Plan other than a Company Plan which covers primarily U.S. employees.

(j) No Person has been treated as an independent contractor of the Company or any of its Subsidiaries for tax purposes, or for purposes of exclusion from any Company Plan, who, to the knowledge of the Company, should have been treated as an employee for such purposes.

(k) No individual is or is part of a unit represented by a labor union or workers’ association in connection with his or her employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no (i) labor strikes, slowdowns or stoppages current, pending or threatened against or affecting the Company or any of its Subsidiaries, (ii) representation claims or petitions pending before any Governmental Authority or any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(l) Since the Company Balance Sheet Date until the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a “plant closing,” as defined in the U.S. Workers Adjustment and Retraining Notification Act (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN) or (ii) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

Section 4.21. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including any such liability or obligation retained or assumed by contract or by operation of law) and there is no existing fact, condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

(b) The Company has delivered or otherwise made available for inspection to Parent copies of any material reports, studies, analyses, tests or monitoring prepared or conducted by third parties within the past three years and possessed or initiated by the Company or otherwise in its control pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Laws.

(c) The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 4.22. Material Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by any contract, arrangement, commitment or understanding that:

(i) materially limits or otherwise materially restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) from (A) engaging or competing in any material line of business, in any geographical location or with any Person, (B) selling any products or services of or to any other Person or in any geographic region or (C) obtaining products or services from any Person;

(ii) includes any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing), any material exclusive dealing arrangement, any material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business (excluding, in respect of each of the forgoing, customary joint operating agreements);

(iii) is a joint venture, alliance or partnership agreement that either (A) is material to the operation of the Company and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100 million in the aggregate during the 12-month period following the date hereof;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $50 million individually;

(v) is a Derivative contract, other than any such Derivative that expires by its terms on or before December 31, 2010;

(vi) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof to be in excess of $50 million or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $50 million;

(vii) is an agreement providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons which contains a material “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding, “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(viii) is an agreement pursuant to which the Company and its Subsidiaries have paid amounts associated with any Production Burden in excess of $100 million during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and its Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $100 million per year;

(ix) is a transportation agreement involving the transportation of more than 100 MMcf (or the MMBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(x) is a joint development agreement, exploration agreement, or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100 million in the aggregate during the 12-month period following the date hereof; or

(xi) is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(each such contract listed in Section 4.22 of the Company Disclosure Letter and any contract of the Company or any of its Subsidiaries that is a material contract required to be filed as an exhibit to the Company 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC, a “Material Contract”).

(b) Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, each Material Contract is valid and binding and, to the knowledge of the Company, in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), subject to scheduled expirations in the ordinary course. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.23. Tax Treatment. Neither the Company nor any of its Affiliates has taken or caused to be taken, agreed to take or cause to be taken or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.24. Finders’ Fees. Except for Barclays Capital, Inc. and Jefferies & Company, Incorporated, a copy of whose engagement agreements have been delivered or made available to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker, finder or other intermediary that is or will be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. The Company has received the opinion of Barclays Capital, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.7098 shares of Parent Stock for each share of Company Stock is fair to the Company’s stockholders from a financial point of view.

Section 4.26. Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent contained in Section 5.17, the Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, assuming the accuracy of the representations and warranties of Parent contained in Section 5.17, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. Assuming the accuracy of the representations and warranties of Parent contained in Section 5.17, to the knowledge of the Company after consultation with its outside legal advisors, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.27. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Subsidiary, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 4, written information presented to Parent, Merger Subsidiary or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except (a) as disclosed in the Parent SEC Documents filed or furnished since January 1, 2009 but prior to the date hereof (and excluding any supplement, modification or amendment thereto made after the date hereof) (collectively, the “Filed Parent SEC Documents”) or (b) as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the date hereof, Parent has delivered or made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the approval of Parent as the sole stockholder of Merger Subsidiary (which approval Parent shall effect on the date hereof immediately following execution of this Agreement), have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. No vote of the holders of any of Parent’s capital stock is necessary in connection with the consummation of the Merger. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no authorizations, consents or approvals of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any other Competition Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities, takeover and “blue sky” laws, (d) compliance with any applicable requirements of the NYSE and (e) any authorizations, consents or approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of Parent or any of its Subsidiaries, except in the case of clauses (b) through (d), for such as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of (i) 9,000,000,000 shares of Parent Stock and (ii) 200,000,000 shares of preferred stock, without par value. As of December 10, 2009, (A) 4,731,898,451 shares of Parent Stock were issued and outstanding, (B) 41,775,550 shares of Parent Stock were subject to options to purchase shares of Parent Stock under employee stock options or compensation plans or arrangements of Parent (all of which were exercisable), (C) 50,299,227 shares of Parent Stock were subject to awards made in the form of restricted common stock or restricted common stock units and (D) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of December 10, 2009, except as set forth in this Section 5.05, there were no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i), through (iv) being referred to collectively as the “Parent Securities”). Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities.

(c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent 10-K identifies, as of its filing date, all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the 1934 Act) (each, a “Significant Subsidiary”) of Parent and their respective jurisdictions of organization.

(b) As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Significant Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its Significant Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Significant Subsidiaries, or other obligations of Parent or any of its Significant Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

(c) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent. Merger Subsidiary has no Subsidiaries.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, as they may have been supplemented, modified or amended since the date of filing, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be included in Parent’s periodic and current reports under the 1934 Act, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f) Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. There has not been any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2008.

(g) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(h) Parent is in compliance with, and since January 1, 2008 has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(i) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(j) Since the Parent Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in Parent’s definitive proxy statement on Schedule 14A filed with the SEC on April 13, 2009.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents. The Registration Statement, and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the applicable requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto shall not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Proxy Statement or any amendment or supplement thereto based upon information furnished by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. Parent and each of its Subsidiaries is and since January 1, 2008, has been in compliance with, and to the knowledge of Parent, it is not under pending investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, Applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13. Litigation. There is no Action pending against, or, to the knowledge of Parent, threatened against, Parent, any of its Subsidiaries or any of their respective properties, or any present or former officer, director or employee of Parent or its Subsidiaries in their capacity as such, before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator, that (i) would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respects or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.14. Tax Treatment. Neither Parent nor any of its Affiliates has taken or caused to be taken, agreed to take or cause to be taken or agreed not to take or cause to be taken any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.15. Finders’ Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Parent, Parent has not employed or engaged any investment banker, broker, finder or other intermediary that is or will be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.16. Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan Securities Inc., financial advisor to Parent, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to Parent from a financial point of view.

Section 5.17. Certain Agreements. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of Delaware Law, neither Parent nor Merger Subsidiary, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 203 of the Delaware Law) thereunder with respect to the Company or has taken any action that would cause any anti-takeover statute under the Delaware Law or other Applicable Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Stock (other than for the avoidance of doubt any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan).

Section 5.18. Parent Plans; Continuing Employee Plans. Section 5.18 of the Parent Disclosure Letter contains a correct and complete list identifying each Parent Plan in which the Continuing Employees are expected to participate (the “Continuing Employee Plans”). Each Continuing Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Continuing Employee Plan. For purposes hereof, “Parent Plan” shall mean each Benefit Plan which is maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability.

Section 5.19. No Additional Representations. Except for the representations and warranties made by Parent in this Article 5, none of Parent, Merger Subsidiary or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Subsidiary or their respective Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Subsidiary or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Subsidiary or any of their respective Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent in this Article 5, written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Subsidiary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 6.01 of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or except as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain all material Leases and all material personal property used by the Company and its Subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any Lease or to otherwise exercise any rights or options it may have under any Lease, including but not limited to rights to purchase or increase or decrease its current properties) and (v) maintain its existing relationships with its material customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over oil and gas-related matters. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 6.01 of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or except as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) dividends by any of its wholly owned Subsidiaries, and (ii) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Stock not in excess of $0.125 per share per quarter;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any of the Company Securities or of the Company Subsidiary Securities, other than the issuance (A) of any shares of the Company Stock upon the exercise of the Company Stock Options and Company Warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants, as applicable, on the date of this Agreement or (B) of any of the Company Subsidiary Securities to the Company or any of its other Subsidiaries or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the plan described in Section 6.01(d) of the Company Disclosure Letter and (ii) any other capital expenditures not to exceed $300 million in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) acquisitions (not including acquisitions of supplies and materials in the ordinary course of business) with a purchase price (including assumed indebtedness) that does not exceed $150 million in the aggregate and (ii) acquisitions permitted pursuant to Section 6.01(d)(i);

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, properties, interests or businesses, other than (i) sales of inventory or other assets in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or arrangements in effect on the date hereof, (iii) dispositions of obsolete or worthless assets or properties, (iv) sales of assets, properties, interests or businesses with a sale price (including assumed indebtedness) that do not exceed $50 million individually or $300 million in the aggregate or (v) subject to Section 6.01(j)(ii), Permitted Liens;

(g) make or assume any Derivatives, including any Derivative intended to benefit from or reduce or eliminate the risk of fluctuations in the price of Hydrocarbons or other commodities, other than in the ordinary course of the Company’s marketing business in accordance with the Company’s current policies;

(h) (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Material Contract or waive, release or assign any material rights, claim or benefits of it or its Subsidiaries under any Material Contract, or (ii) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, except in the case of this clause (ii), in connection with an action specifically contemplated by clause (d), (e), (f), (g), (i), (j), (k), (l), (m) or (q) of this Section 6.01;

(i) enter into new contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice, but in no event any having a duration longer than six months;

(j) (i) engage in any exploration, development drilling, well completion or other development activities, other than in the ordinary course of business consistent with past practice, or (ii) create or incur any Production Burden on any of the Company’s or any of its Subsidiary’s Oil and Gas Interests or other properties and assets with a cost-free interest in any given year in excess of 30%;

(k) enter into any commitment or agreement to license or purchase seismic data that will cost in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2009 plan or the plan described in Section 6.01(k) of the Company Disclosure Letter delivered or made available to Parent prior to the date hereof, other than pursuant to agreements or commitments existing on the date hereof;

(l) other than in connection with actions permitted by Sections 6.01(d) and (e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;

(m) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities, other than (i) in the ordinary course of business consistent with past practice on terms that allow for prepayment at any time without penalty or (ii) for borrowings under the Company’s and its Subsidiaries’ existing commercial paper programs or revolving credit facilities;

(n) enter into any agreement or arrangement that would reasonably be expected to, after the Effective Time, materially limit or materially restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any material line of business, in any geographical location or with any Person;

(o) except in each case as permitted under Section 6.01(o) of the Company Disclosure Letter or as required pursuant to the terms of any Company Plan, (i) enter into or amend any agreement providing compensation or benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries (each, a “Covered Individual”), except for ministerial amendments, (ii) adopt or amend any compensation or benefit plan, policy, practice, arrangement or agreement covering any Covered Individual, except ministerial amendments or as required by Applicable Law, (iii) grant any new awards or benefits under such plan, policy, practice, arrangement or agreement covering any Covered Individual except for the grant of awards (other than equity or equity-based awards) or benefits in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business and consistent with past practice, and provided that, upon the date of such promotion or job change, the Covered Individual subject to such promotion or job change shall be entitled to participate in the Company’s Management Group Employee Severance Protection Plan if not a participant therein prior to such promotion or job change so long as the Covered Individual meets the eligibility requirements of such plan and such Covered Individual is replacing a former employee who was eligible to participate in such plan immediately prior to the effective date of such employee’s termination of employment, (iv) otherwise increase the benefits or compensation provided to any Covered Individual except for salary and/or target bonus increases in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business and consistent with past practice, or (v) hire or engage the services of any individual except for the hiring or engagement of any individual with an annual rate of pay (which for purposes hereof shall include base salary or wages and target annual bonus, if any) of less than $200,000 (each, a “New Hire”), which New Hire shall be entitled to participate in the Company’s Management Group Employee Severance Protection Plan, subject to the same terms and conditions set forth in clause (iii) of this Section 6.01(o), provided that if such terms and conditions are not applicable to such New Hire, he or she shall be entitled to participate in the Company’s Employee Severance Protection Program;

(p) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act or interpretations thereof, after consultation with its independent public accountants;

(q) settle, or offer or propose to settle, (i) (A) any Action or other claim involving or against the Company or any of its Subsidiaries or (B) any stockholder litigation or dispute against the Company or any of its officers or directors, except, in each case, where the amount paid in settlement or compromise does not exceed $5 million or (ii) any Action or dispute that relates to the transactions contemplated hereby, where the amount paid in settlement or compromise does not exceed $2 million;

(r) knowingly and intentionally take any action that would reasonably be expected to make any material representation or warranty of the Company hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time;

(s) enter into any new line of business which represents a material change in the Company’s and its Subsidiaries’ operations and which is material to the Company and its Subsidiaries taken as a whole; or

(t) authorize or enter into any agreement to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall use its reasonable best efforts in accordance with Delaware Law, its certificate of incorporation and bylaws and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following effectiveness of the Registration Statement under the 1933 Act for the purpose of obtaining the Company Stockholder Approval. In connection with the Company Stockholder Meeting, the Company shall (i) mail the Proxy Statement and all other proxy materials for such meeting by first class mail to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the 1933 Act, (ii) unless there has been an Adverse Recommendation Change, use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not (x) the Company’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors.

Section 6.03. No Solicitation; Other Offers; Adverse Recommendation Change. (a) General Prohibitions. Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement to the extent contemplated in Section 6.03(b)); provided that (so long as the Company and its Representatives have otherwise complied with this Section 6.03) none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any Persons or group of Persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.03(a). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the Company Stockholder Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, could reasonably be expected to lead to a Superior Proposal by the Third Party making such Acquisition Proposal and (B) furnish to such Third Party and its Representatives non-public information relating to the Company or any of its Subsidiaries and access to the business, properties, assets, books and records of the Company and its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement dated October 13, 2009 between the Company and Parent (the “Confidentiality Agreement”) (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Acquisition Proposals, acquiring the Company or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any action required by Applicable Law and any action that any court of competent jurisdiction orders the Company to take; and

(ii) the Board of Directors of the Company may make an Adverse Recommendation Change (A) following receipt of an Acquisition Proposal made after the date hereof that the Board of Directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) not related to an Acquisition Proposal that was not known to the Board of Directors of the Company on the date hereof (or if known, the magnitude or material consequences of which were not known to or understood by the Board of Directors of the Company as of the date hereof) (an “Intervening Event”);

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Company or its Board of Directors from (i) complying with Rule 14d-9 or 14e-2(a) under the 1934 Act (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 6.03, (ii) disclosing factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law or (iii) making any statement or disclosure to the Company’s stockholders required by Applicable Law; provided that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute an Adverse Recommendation Change).

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with an Acquisition Proposal, continue to advise Parent on a reasonably current basis on the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any written indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has indicated it is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) (x) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries by the Third Party that describes any terms or conditions of any Acquisition Proposal and (y) notify Parent after it becomes aware of any intentional and material breach of any of this Section 6.03 expressly sanctioned or knowingly permitted by the Company. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal as permitted by Section 6.03(b)(ii), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, an offer that the Company’s Board of Directors determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new three Business Day period under clause (ii) of this Section 6.03(d)). The Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Intervening Event as permitted by Section 6.03(b)(ii), unless (A) the Company has provided Parent with written information describing such Intervening Event in reasonable detail promptly after becoming aware of it, or becoming aware of or understanding the magnitude or material consequences of it, as applicable, and keeps Parent reasonably informed of material developments with respect to such Intervening Event, (B) the Company has provided Parent at least three Business Days prior written notice advising Parent of its intention to make an Adverse Recommendation Change with respect to such Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of the Company that an Intervening Event has occurred and its need to make an Adverse Recommendation Change in light of the Intervening Event and (C) Parent does not make, within three Business Days after its receipt of that written notification, an offer that the Company’s Board of Directors determines, in good faith, after consultation with its outside financial and legal advisors, would obviate the need for an Adverse Recommendation Change in light of the Intervening Event. During any three Business Day period prior to its effecting an Adverse Recommendation Change pursuant to this Section 6.03(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries which the Board of Directors of the Company determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, including the expected timing and likelihood of consummation, any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and would reasonably be expected to provide greater value to the Company’s stockholders (other than Parent and any of its Affiliates) than as provided hereunder (taking into account any binding proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)), which the Board of Directors of the Company determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its commercially reasonable efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.04. Tax Matters. (a) From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall, except as required by Applicable Law, make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or reducing any Tax asset or accrual of Tax asset under FASB Interpretation No. 48 of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) Other than Taxes described in Section 2.03(g), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 6.05. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall upon reasonable prior notice (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries (including access to core samples, well logs and seismic data, in each case, which are in the possession of the Company or any of its Subsidiaries) during normal business hours, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 6.05 to the extent that (i) in the reasonable good faith judgment of the Company, any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of Third Parties or (iv) disclosure of any such information or document would reasonably be expected to result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iv) of this Section 6.05, the Company shall use its commercially reasonable efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) in the case of clauses (i) and (iv), enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 7.01 of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or except as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with material Third Parties. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 7.01 of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), or except as required by Applicable Law, from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the articles of incorporation or bylaws of Parent in a manner that would have a material and adverse impact on the value of Parent Stock;

(b) pay any extraordinary dividend or other extraordinary distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Parent in a manner inconsistent with past practice;

(c) acquire (or agree to acquire) (i) any assets utilized in production or transportation of natural gas or (ii) more than 50% of the voting interests of any entity that is a going concern, if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, interfere with or delay the consummation of the Merger and the other transactions contemplated by this Agreement;

(d) knowingly and intentionally take any action that would reasonably be expected to make any material representation or warranty of Parent hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time; or

(e) authorize or enter into any agreement to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Approval by Sole Stockholder of Merger Subsidiary. Immediately following the execution of this Agreement by the parties, Parent, as sole stockholder of Merger Subsidiary, shall approve and adopt this Agreement, in accordance with Delaware Law, by written consent, and promptly deliver to the Company a correct and complete copy of such written consent, certified by the Secretary of Parent.

Section 7.04. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries (other than for the avoidance of doubt any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan) in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.05. Director and Officer Liability. (a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide the advancement of expenses to, the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of (i) acts or omissions occurring at or prior to the Effective Time, (ii) the fact that such Indemnified Person was a director or officer, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person prior to the Effective Time and (iii) this Agreement and the transactions contemplated hereby, in each case whether asserted or arising before or after the Effective Time, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s or its Subsidiaries’ certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law; provided, further, that any Person to whom expenses are advanced shall provide an undertaking to repay such advances to the extent required by Applicable Law. From and after the

Effective Time, Parent hereby irrevocably and unconditionally guarantees the payment and performance obligations of the Surviving Corporation under this Section 7.05(a).

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s and the Company’s Subsidiaries’ certificates of incorporation, bylaws and similar organizational documents (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Time that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company’s and its Subsidiaries’ certificate of incorporation and bylaws.

(c) For six years after the Effective Time, Parent shall procure the provision of officers’ and directors’ liability insurance from an insurance carrier with the same or better rating as the Company’s current insurance carrier in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof (it being understood that Parent may discharge its obligations pursuant to this paragraph by providing an insurance policy underwritten by Ancon Insurance Company, Inc., a wholly-owned Subsidiary of Parent, so long as at the time of underwriting such policy, Ancon Insurance Company, Inc. has the same or better rating as the Company’s current insurance carrier); provided that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 300% of such rate. Notwithstanding the foregoing, prior to the Effective Time, the Company may procure a fully prepaid “tail” policy of comparable coverage with a claims period of six years after the Effective Time from Ancon Insurance Company, Inc. (or if Ancon Insurance Company, Inc. does not have, at the time of underwriting such policy, the same or better rating as the Company’s current insurance carrier, any other insurance carrier with the same or better rating as the Company’s current insurance carrier) in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided that if the aggregate annual premiums for such “tail” policy exceeds

300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for their existing officers’ and directors’ liability insurance policy, then the Company shall procure the maximum coverage that will then be available at an equivalent annual premium equal to 300% of such rate; provided, further, that the Company’s procurement of such fully prepaid “tail” policy in accordance with this sentence shall be deemed to satisfy in full Parent’s obligations pursuant to this Section 7.05(c).

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e) Each Indemnified Person shall cooperate with Parent and the Surviving Corporation in the defense of any claim or Action for which indemnification may be sought pursuant to Section 7.05(a), shall furnish or cause to be furnished records, documents, information and testimony, and shall attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.

(f) The rights of each Indemnified Person under this Section 7.05 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The obligations of Parent and the Surviving Corporation under this Section 7.05 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Person (including their successors, heirs and legal representatives) to whom this Section 7.05 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.05 applies shall be third party beneficiaries of this Section 7.05, and this Section 7.05 shall survive consummation of the Merger and shall be enforceable by such Indemnified Persons and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns).

Section 7.06. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued as part of the Merger Consideration to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 7.07. Employee Matters. (a) For a period of one year following the Effective Time, Parent shall provide to employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the

Surviving Corporation or any of its Affiliates (“Continuing Employees”) (i) base salaries that are not less than the salaries provided to such employees by the Company and its Subsidiaries, as in effect on December 1, 2009, (ii) except for the employees set forth in Section 7.07(a)(ii) of the Company Disclosure Letter, annual or semi-annual, as applicable, cash bonuses that are not less than the annual or semi-annual, as applicable, cash bonuses provided to such employees by the Company and its Subsidiaries on December 1, 2009 and (iii) benefits (other than equity-based compensation and other than benefits referenced in Section 7.07(d)(ii) of the Company Disclosure Letter or Section 7.07(a)(iii) of the Company Disclosure Letter) that (A) to the extent provided under any Company Plan, are substantially comparable in the aggregate to the benefits provided by the Company and its Subsidiaries under such Company Plan immediately prior to the Effective Time and (B) to the extent provided under any Continuing Employee Plan, are substantially comparable in the aggregate to the benefits provided to similarly-situated Parent employees under such Continuing Employee Plan; provided that, for the avoidance of doubt and without limiting the foregoing clauses (A) and (B), nothing shall require that the aggregate level of benefits for Continuing Employees across all Company Plans and Continuing Employee Plans after the Effective Time be substantially comparable to the benefits provided prior to the Effective Time under the Company Plans; and provided, further, that nothing shall prohibit Parent from terminating or causing the Company to terminate any Company Plan or Continuing Employee Plan following the Effective Time. Except as set forth in Section 7.07(d)(ii) of the Company Disclosure Letter, if the occurrence of the Merger or any other transactions contemplated under this Agreement would impose any limitation on the ability of the Company, the Surviving Corporation, Parent or any of their respective Affiliates to amend or terminate any Company Plan, the Company shall, to the fullest extent permitted under the terms of such Company Plan and prior to the date that such limitation would be imposed, amend such Company Plan to (i) remove such limitation and (ii) provide for such other modifications to such Company Plan as requested by Parent, with such modifications to become effective as of the date immediately preceding the Closing Date.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) for purposes of eligibility to participate and vesting, to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time).

(c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated. If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

(d) Without limiting the generality of the foregoing, Parent shall and shall cause Surviving Corporation to (i) enter into and perform under the consulting agreements with each of the individuals listed in Section 7.07(d)(i) of the Company Disclosure Letter, in the form agreed to prior to the date hereof and (ii) continue, in accordance with their respective terms, the plans and arrangements set forth in Section 7.07(d)(ii) of the Company Disclosure Letter for the benefit of the employees who are eligible to participate therein.

(e) Nothing in this Section 7.07 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to this Agreement.

Section 7.08. Continuation of Company’s Existence. For a period of two years following the Effective Time (a) Parent shall maintain (or shall cause to be maintained) the Surviving Corporation as a wholly owned subsidiary of Parent with the name “XTO Energy Inc.” (and shall continue the commercial use of such name) and (b) Parent shall maintain and continue (or cause to be maintained and continued) the operations of the Company’s current facilities in Fort Worth, Texas. Furthermore, so long as Company employees who as of the Effective Time work from or are based at such Fort Worth, Texas locations remain employed by Parent or any of its Subsidiaries, Parent shall retain such employees at their current location for the one-year period following the Effective Time.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that in no event shall Parent be required (or the Company, without Parent’s prior written consent, be permitted) by this Section 8.01 or any other provision of this Agreement (A) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective Subsidiaries or any of their respective Affiliates’ businesses, assets or properties, except, in the case of either of the foregoing clause (A) or (B), to the extent such action or actions would not reasonably be expected to, individually or in the aggregate, restrict, in any material respect, or otherwise negatively and materially impact the natural gas (including natural gas liquids) exploration, production and sales businesses of the Company and its Subsidiaries, taken as a whole, or the natural gas (including natural gas liquids) exploration, production and sales businesses of Parent and its Subsidiaries, taken as a whole.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 60 days of the date hereof. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Competition Law and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Competition Law as soon as practicable. Each of Parent and the Company shall cooperate with one another in (i) the overall strategic planning for the approach to Governmental Authorities under the HSR Act or any other applicable Competition Law, (ii) the making of any filings, including the initial filing under the HSR Act, (iii) the receipt of any necessary approvals and (iv) the resolution of any investigation or other inquiry of any such Governmental Authority. Parent, in consultation with the Company, shall take the lead in communicating with any Governmental Authority and developing strategy for responding to any investigation or other inquiry by any Governmental Authority under the HSR Act or other applicable Competition Law. Notwithstanding the foregoing sentence, except as prohibited by Applicable Law, each of Parent and the Company shall promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any substantive communications with any Governmental Authority, shall consult with each other prior to taking any substantive position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filing to be submitted to any Governmental Authority, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, shall not participate in any meeting or have any substantive communication with any such Governmental Authority unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, shall give the other party the opportunity to attend and participate therein, and shall coordinate with the other in preparing and exchanging such information and promptly provide the other party (and its counsel) with copies of all filings, material correspondence, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority under the HSR Act or any other Competition Law relating to this Agreement or the transactions contemplated hereby.

Section 8.02. Proxy Statement; Registration Statement. (a) As promptly as practicable, the Company and Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders, as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.

(c) Each of the Company and Parent shall provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(d) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with an Adverse Recommendation Change, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) an Adverse Recommendation Change, (ii) a statement of the reasons of the Board of Directors of the Company for making such Adverse Recommendation Change and (iii) additional information reasonably related to the foregoing. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements. Subject to Section 8.02, the Company and Parent shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by Applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a) any written notice from any Governmental Authority alleging that the consent or approval of such Governmental Authority is required to consummate the transactions contemplated by this Agreement or written notice from any other Person alleging that the consent of such Person is required to consummate the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the transactions contemplated by this Agreement; and

(d) any occurrence or event that is reasonably likely to cause an inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.05 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Tax-free Reorganization. (a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Provided the opinion conditions contained in Sections 9.02(d) and 9.03(b) of this Agreement have been satisfied, each of Parent and the Company shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(b) Officers of Parent, Merger Subsidiary and the Company shall execute and deliver to Davis Polk & Wardwell LLP, tax counsel for Parent, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Company, Tax Representation Letters. Each of Parent, Merger Subsidiary and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue any portion of the Tax Representation Letters.

Section 8.07. Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 8.09. Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Stock and the Company Stock with the mutual intention and goal that holders of Parent Stock and the Company Stock shall not receive two dividends or fail to receive one dividend, for any quarter with respect to those shares, on the one hand, and the Parent Stock issuable in respect of those shares pursuant to the Merger, on the other.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver by each party (to the extent permitted by Applicable Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall be in effect which prohibits the consummation of the Merger;

(c) (i) any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) the applicable waiting period under the Dutch Competition Act (Mededingingswet) of 22 May 1997, as amended, relating to the transactions contemplated by this Agreement shall have expired or an approval of the Dutch Competition Authority (Nederlandse Mededingingsautoriteit) allowing the parties to complete the Merger shall have been obtained;

(d) all other consents and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for (i) filings to be made after the Effective Time and (ii) any such consent, approval, filing or registration the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect;

(e) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(f) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(a), 4.05, 4.06, 4.10(b), 4.24, 4.25 and 4.26 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the other representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger, (ii) seeking to prohibit Parent’s or Merger Subsidiary’s ability effectively to exercise full rights of ownership of the Company Stock, including the right to vote any shares of Company Stock acquired or owned by Parent or Merger Subsidiary following the Effective Time on all matters properly presented to the Company’s stockholders or (iii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take any action of the type described in clause (A) or (B) of the proviso to Section 8.01(a) that is not required to be effected pursuant to the terms of this Agreement;

(c) there shall not have been any Applicable Law that, after the date hereof, is enacted, enforced, promulgated or issued by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger and any applicable provisions of any other Competition Law, that, would reasonably be likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above;

(d) Parent shall have received the opinion of Davis Polk & Wardwell LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering the opinion described in this Section 9.02(d), Davis Polk & Wardwell LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.06(b) hereof; and

(e) Since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.04(a), 5.05, 5.06, 5.10(b), 5.15 and 5.16 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), (iii) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iv) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

(b) The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering the opinion described in this Section 9.03(b), Skadden, Arps, Slate, Meagher & Flom LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.06(b) hereof; and

(c) Since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 15, 2010 (the “End Date”); provided that, if on the End Date any of the conditions to Closing set forth in Sections 9.01(c), 9.02(b) or 9.02(c) shall not have been satisfied but all other conditions to Closing shall be satisfied or (to the extent legally permissible) waived, or are then capable of being satisfied, then the End Date shall be extended to December 31, 2010; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law in effect that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and, in the case of clauses (A) and (B) any such Applicable Law, including an injunction, shall have become final and nonappealable; provided that the party seeking to terminate this agreement pursuant to this Section 10.01(b)(ii) shall have fulfilled its obligations under Section 8.01; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) if (a) the Company’s Board of Directors shall have made an Adverse Recommendation Change, (b) the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after receipt of any written request to do so from Parent, or (c) prior to the Company Stockholder Approval having been obtained, an intentional and material breach (x) by the Company of Section 6.03 shall have occurred that is sanctioned or permitted by the Company or (y) by the Company of the first sentence of Section 6.02 shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, except as set forth in Section 11.04(d), if such termination shall result from the intentional and willful material failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. None of Parent, Merger Subsidiary or the Company shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its intentional and willful breach of any provision of this Agreement. The provisions of this Section 10.02 and Article 11, and the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if personally delivered or sent by overnight courier (providing proof of delivery) or facsimile transmission (with confirmation of receipt), if to Parent or Merger Subsidiary, to:

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Attention: Charles W. Matthews

Facsimile No.: (972) 444-1432

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: George R. Bason, Jr.

         Louis L. Goldberg

Facsimile No.: (212) 450-3800

if to the Company, to:

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Attention: Vaughn O. Vennerberg, II

Facsimile No.: (817) 870-1671

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Roger S. Aaron

         Stephen F. Arcano

         Kenneth M. Wolff

Facsimile No.: (212) 735-2000

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto, including any rights arising out of any breach of such representations and warranties, shall not survive the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement (including any Schedule hereto) may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee. If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within five Business Days following such Company Payment Event, a fee of $900 million. “Company Payment Event” means:

(i) the termination of this Agreement by Parent pursuant to Section 10.01(c)(i); or

(ii) (A) the termination of this Agreement by Parent or the Company pursuant to (1) Section 10.01(b)(i) and the Company Stockholder Meeting had not been held on or prior to the fifth Business Day prior to the date of such termination (unless such Company Stockholder Meeting had not been held due to a material breach by Parent of Section 5.09 or 8.02 hereof) or (2) Section 10.01(b)(iii), (B) an Acquisition Proposal shall have been publicly announced after the date of this Agreement and prior to such termination and such Acquisition Proposal shall not have been publicly and unconditionally withdrawn on or prior to (x) in the case of the foregoing clause (A)(1), the fifth Business Day prior to such termination and (y) in the case of the foregoing clause (A)(2), the fifth Business Day prior to the Company Stockholder Meeting and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “30%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”).

(c) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses actually incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) In the event of a termination of this Agreement under the circumstances giving rise to a Company Payment Event, any payment by the Company under this Section 11.04 shall be the sole and exclusive remedy of Parent and its Subsidiaries for damages against the Company with respect to this Agreement and the transactions contemplated hereby. In no event shall the Company be required to pay any amounts due to Parent pursuant to this Section 11.04 on more than one occasion.

Section 11.05. Disclosure Letter and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement (regardless of the absence of an express reference or cross-reference in a particular Section of this Agreement or a particular Section of either the Company Disclosure Letter or Parent Disclosure Letter), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.

(b) The parties hereto agree that any information contained in any part of any Filed Company SEC Document or Filed Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent; provided that, except for any specific factual information contained therein, in no event shall any information contained in any part of any Filed Company SEC Document or Filed Parent SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.05, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that any such transfer or assignment described in clause (i) or (ii) shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

XTO ENERGY INC.

By:	/s/ Bob R. Simpson
Name: Bob R. Simpson
Title: Chairman of the Board and Founder

EXXON MOBIL CORPORATION

By:	/s/ Rex W. Tillerson
Name: Rex W. Tillerson
Title: Chairman of the Board

EXXONMOBIL INVESTMENT CORPORATION

By:	/s/ William M. Colton
Name: William M. Colton
Title: President

[Signature page to Merger Agreement]